Exhibit 99.2

Chembio Diagnostics Reports Inducement Award Under Nasdaq Listing Rule 5635(c)(4)

HAUPPAUGE, NY, January 6, 2022 -- Chembio Diagnostics, Inc. (Nasdaq: CEMI), a leading point-of-care diagnostic company focused on infectious diseases, today reported that, in accordance with Nasdaq Listing Rule 5635(c)(4), it has granted a nonqualified stock option and a restricted stock unit award to Lawrence J. Steenvoorden, Chembio’s new Chief Financial Officer and Executive Vice President, outside of any stock equity plan. The awards were granted upon Mr. Steenvoorden’s joining Chembio on January 5, 2022, in accordance with terms of his employment agreement with Chembio, which was entered into on December 30, 2021 and became effective as of January 5, 2022.

Chembio granted to Mr. Steenvoorden on January 5, 2022 a nonqualified stock option (the “NSO”) to acquire 300,000 shares of common stock at a price of $1.12 per share, expiring on January 5, 2029, and a restricted stock unit award (the “RSU”) to acquire, without payment of any purchase price, up to 160,714 shares of common stock. Subject to Mr. Steenvoorden’s continued service with Chembio, the shares subject to the NSO will vest in four equal annual installments and the shares subject to the RSU will vest in three equal annual installments, except that, in each case, vesting will accelerate in full upon (a) Chembio’s termination of Mr. Steenvoorden’s employment without Cause, Mr. Steenvoorden’s termination of his employment for Good Reason or the expiration of the Term upon notice of nonrenewal delivered by Chembio, in each case within twelve months following a Change in Control, or (b) Mr. Steenvoorden’s death or Permanent Disability (each such capitalized term as defined in the employment agreement between Chembio and Mr. Steenvoorden).

The awards were approved by the Compensation Committee as an inducement material to Mr. Steenvoorden’s entering into employment with Chembio as contemplated by Nasdaq Listing Rule 5635(c)(4). Chembio is issuing this press release pursuant to Rule 5635(c)(4), which requires public announcement of inducement awards.

About Chembio Diagnostics
Chembio is a leading diagnostics company focused on developing and commercializing point-of-care tests used for the rapid detection and diagnosis of infectious diseases, including sexually transmitted disease, insect vector and tropical disease, COVID-19 and other viral and bacterial infections, enabling expedited treatment. Coupled with Chembio’s extensive scientific expertise, its novel DPP technology offers broad market applications beyond infectious disease. Chembio’s products are sold globally, directly and through distributors, to hospitals and clinics, physician offices, clinical laboratories, public health organizations, government agencies, and consumers. Learn more at www.chembio.com.

DPP is Chembio’s registered trademark, and the Chembio logo is Chembio’s trademark. For convenience, these trademarks appear in this release without ® or ™ symbols, but that practice does not mean that Chembio will not assert, to the fullest extent under applicable law, its rights to the trademarks. All other trademarks appearing in this release are the property of their respective owners.

Contact:
Philip Taylor
Gilmartin Group
(415) 937-5406
investor@chembio.com